EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Ceres, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-179739 on Form S-8 of Ceres, Inc. of our report dated November 20, 2012, with respect to the consolidated balance sheets of Ceres, Inc. as of August 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended August 31, 2012, which report appears in the August 31, 2012 annual report on Form 10-K of Ceres, Inc.

/s/ KPMG LLP

Los Angeles, California

November 20, 2012